Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
John E. Shave
Vice President, Business Development and Corporate Communications
610.975.4952
SAFEGUARD SCIENTIFICS ANNOUNCES $47 MILLION DEBT EXCHANGE
Wayne, PA, March 11, 2010 — Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that it has entered into privately negotiated agreements with certain institutional holders of an aggregate of approximately $47 million in face value of its 2.625% senior convertible debentures due 2024 to exchange the debentures held by such holders for a like face amount of newly issued 10.125% senior convertible debentures, due 2014. The remaining $31 million outstanding face amount of the 2024 debentures will remain outstanding.
“This exchange transaction is an important element in the continued strengthening of our balance sheet,” said Peter J. Boni, Safeguard President and Chief Executive Officer. “As we have previously stated, we have been considering restructuring, refinancing or repaying our existing 2024 debentures on or before March 2011, the first put date for such instruments. This transaction gives us enhanced financial flexibility prior to that date.”
In 2004, Safeguard issued $150 million of the 2024 debentures with a maturity date of March 15, 2024. Holders of the 2004 debentures have the right to require repurchase of the debentures at face value, plus accrued and unpaid interest, in March of 2011, 2014 or 2019. Since 2006, Safeguard has repurchased $71.8 million in face value of the debentures at an average 21% discount to face value.
The new debentures will mature in March 2014, bear interest at an annual rate of 10.125% and are convertible, subject to certain restrictions, into shares of Safeguard common stock. The effective conversion price per share is $16.50. Upon a conversion of these debentures, the Company has the right to settle the conversion in stock, cash or a combination thereof.
“By establishing a 2014 maturity date for the new debentures, we are better matching our long term debt obligations with our exit expectations regarding our partner company interests, our continuing cash deployment plans and other pursuits of ancillary sources of capital. We also feel that the flexibility to settle all or a part of these obligations using stock, cash or combination thereof in the event of a conversion is advantageous to our shareholders in managing potential dilution,” said Stephen T. Zarrilli, Safeguard Senior Vice President and Chief Financial Officer.
Under certain circumstances, the Company has the right to force the conversion of these instruments after the second anniversary should it be appropriate for the Company. The forced conversion would require that the Company compensate the holders for any interest due through maturity.
The transaction is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 3(a)(9) of the Securities Act. It is intended that the exchange transaction will close in late March or early April following the qualification of the related indenture under the Trust Indenture Act of 1939. The Company will file an Application for Qualification of the Indenture under the Trust Indenture Act on Form T-3 with the SEC. The form of the indenture will be attached thereto. All material terms of the new debentures will be set forth in, and the exchange agreements will be attached as exhibits to, a Current Report on Form 8-K to be filed by the Company with the SEC.

Stifel Nicolaus & Company, Inc. is acting as the Company’s exclusive financial advisor in connection with the exchange transaction.
No Solicitation
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Safeguard Scientifics
Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com or our blog at blog.safeguard.com.
Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.
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